                          CONCORD MILESTONE PLUS, L.P.
                             200 Congress Park Drive
                                    Suite 205
                           Delray Beach, Florida 33445

September 12, 2006

Dear Investor:

     On August 28, 2006, SCM Special Fund, LLC; MPF-NY 2006, LLC; Steve Gold;
MPF Flagship Fund 10, LLC; Sutter Opportunity Fund 3, LLC; MPF Flagship Fund 12,
LLC; and MPF Senior Note Program I, LP (collectively, the "Purchasers")
disclosed in a Tender Offer Statement on Schedule TO an offer (the "Tender
Offer") to purchase any and/or all of the outstanding Equity Units of Limited
Partnership Interest of Concord Milestone Plus, L.P. (the "Partnership"), each of which is comprised of one Class A Interest and One Class B Interest (an
"Equity Unit"), for a purchase price of $6.25 per Equity Unit. The Partnership has determined to remain neutral as to the Tender Offer and is expressing no opinion as to whether you should accept or reject the Tender Offer.

     Enclosed please find the Schedule 14D-9 filed by the Partnership with the
Securities and Exchange Commission on September 12, 2006 (the "14D-9") in
response to the Tender Offer. The 14D-9 contains certain information about: (a)
the Partnership and Equity Units; (b) the Purchasers; (c) any actual or potential conflicts of interest between the Partnership or its affiliates and
(i) the Partnership's affiliates, executive officers and directors and (ii) the
Purchasers and their executive officers, directors or affiliates; (d) the recommendation of the Partnership, including its reasons for remaining neutral;
and (e) additional information regarding the Tender Offer.

     You are urged to read all the materials carefully, including the Tender
Offer materials sent by the Purchasers, and consider all the factors set forth therein before making a decision with respect to the Tender Offer.

                                        Sincerely,

                                        CM PLUS CORPORATION, General Partner

                                        /s/ Leonard S. Mandor

                                        Leonard S. Mandor
                                        President